Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated:  February 13, 2015

FTVENTURES MANAGEMENT III, L.L.C.		FTVENTURES III, L.P.
By: FTVentures Management III, L.L.C., its general partner

By:	/s/ Richard Garman	By:	/s/ Richard Garman
Name:	Richard Garman	Name:	Richard Garman
Its:	Managing Member	Its:	Managing Member

FTVENTURES III-N, L.P.
By: FTVentures Management III, L.L.C., its general partner

By:	/s/ Richard Garman
Name:	Richard Garman
Its:	Managing Member

By:	/s/ Bradford Bernstein	By:	/s/ Richard Garman
	Bradford Bernstein		Richard Garman

By:	/s/ James Hale	By:	/s/ David Haynes
	James Hale		David Haynes

By:	/s/ Robert Huret	By:	/s/ Christopher Winship
	Robert Huret		Christopher Winship